Exhibit 99.1
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USG CORPORATION REPORTS FIRST QUARTER 2009
NET SALES OF $864 MILLION AND A NET LOSS OF $42 MILLION
•	Extremely challenging market conditions continue

•	Improved operating results attributable to cost reduction initiatives, higher wallboard price
CHICAGO, April 21, 2009 — USG Corporation (NYSE:USG), a leading building products company, today reported first quarter 2009 net sales of $864 million and a net loss of $42 million, or $0.42 per diluted share, based on 99.2 million average shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.2 billion and a net loss of $41 million, or $0.42 per diluted share, based on 99.1 million average shares outstanding.
“We continue to make progress toward profitability despite challenging market conditions and we remain committed to take actions to achieve that goal,” said William C. Foote, Chairman and CEO. “The significant cost-reduction initiatives we implemented last year helped to mitigate the impact of an exceptionally weak housing market, a decline in commercial construction and contractions in most international markets. Our liquidity position remains solid and provides us sufficient funds to meet the ongoing needs of the business.”
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USG REPORTS 2009 FIRST QUARTER EARNINGS/2
The corporation’s first quarter operating loss improved approximately 30 percent compared to last year’s first quarter. The first quarter 2009 operating loss of $42 million represents an improvement of $18 million compared to the $60 million operating loss in the first quarter of 2008.
The corporation’s liquidity at March 31, 2009 totaled $429 million, comprised of $223 million in cash and $206 million in borrowing availability under its revolving credit facility.
Core Business Results
North American Gypsum
USG’s North American Gypsum business recorded first quarter 2009 net sales of $478 million and an operating loss of $21 million. For the first quarter of 2008, net sales and operating loss were $618 million and $55 million, respectively, for the North American Gypsum segment. Despite a 23-percent decline in net sales, the operating loss for the segment improved considerably compared to the first quarter last year primarily due to improved results at United States Gypsum Company. Operating loss improved largely as a result of higher wallboard gross margin, reduced selling and administrative expenses and a decline in other costs.
United States Gypsum Company reported first quarter 2009 net sales of $403 million, a decline of 22 percent compared to first quarter 2008 net sales of $514 million. U.S. Gypsum achieved significantly better operating results, posting a first quarter 2009 operating loss of $21 million compared to an operating loss of $62 million in the first quarter of last year. The decline in net sales was attributable to lower shipments of both Sheetrock® brand gypsum wallboard and complementary products, somewhat offset by an increase in the realized selling price for gypsum wallboard.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/3
During the quarter, U.S. Gypsum’s realized average selling price for its Sheetrock brand gypsum wallboard increased to $121.42 per thousand square feet compared to $118.98 in the fourth quarter of 2008 and $104.41 in the first quarter of 2008. In the first quarter of 2009, U.S. Gypsum shipped 1.3 billion square feet of wallboard compared to 2.1 billion square feet shipped during last year’s first quarter, a 38-percent decline. U.S. Gypsum’s wallboard plants operated at 53 percent of capacity during the quarter compared with a 76 percent capacity utilization rate for the same period a year ago. The company estimates that the industry operated at 53 percent of capacity during the first quarter of 2009.
Net sales of the company’s complementary product lines declined, but less than the declines in the broader market. In the aggregate, gross margins for complementary products, which include Sheetrock brand joint treatment materials, Fiberock® brand gypsum fiber panels and Durock® brand cement boards, improved compared to the first quarter of 2008, but gross profit was lower due to lower volumes and higher manufacturing costs. These unfavorable factors were somewhat offset by higher selling prices.
Construction activity is also contracting in Canada and Mexico. Results at Canada-based CGC Inc. and USG Mexico, S.A. de C.V. were lower than a year ago, but benefited from cost control initiatives implemented in 2008 that partially offset the effects of lower volumes in the first quarter.
The gypsum business of CGC reported first quarter 2009 net sales of $61 million and an operating loss of $1 million. This compared to net sales of $84 million and an operating profit of $4 million in the first quarter of 2008. The lower results were primarily attributable to the unfavorable effects of currency translation and lower shipments of gypsum wallboard and other products.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/4
USG Mexico reported first quarter 2009 net sales of $35 million compared with net sales of $47 million in the first quarter of 2008. Sales fell largely due to the unfavorable effects of currency translation and lower shipments of gypsum wallboard. Operating profit was $2 million in the first quarter 2009 compared to $4 million in the same period last year. Operating profit fell due to lower gypsum wallboard gross profit as a result of lower shipments.
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported first quarter 2009 net sales of $353 million, down 28 percent compared to the first quarter of 2008. First quarter 2009 net sales primarily reflect lower gypsum wallboard shipments partially offset by an increase in gypsum wallboard selling prices compared to the first quarter of 2008. L&W Supply reported an operating loss of $10 million in the first quarter of 2009 compared to breakeven operating results in last year’s first quarter.
First quarter 2009 gypsum wallboard shipments were down 34 percent compared to the prior-year period as a result of weaker residential and commercial construction demand.
L&W Supply’s sales of ceiling and construction metal products in the first quarter of 2009 also declined compared to the first quarter of 2008, but at a lower rate than the decline in sales of wallboard products, in part due to L&W Supply’s strong relationships with large commercial contractors. Overall, sales of products other than wallboard were down 26 percent compared with last year’s first quarter.
A $35-million decline in operating expenses attributable to L&W Supply’s cost reduction programs helped to mitigate the effects of lower gypsum wallboard shipments and gross margins, and reduced gross profit in other product lines. Cost reduction programs included the closure of 54 distribution centers in 2008, an aggressive fleet reduction program and decreases in discretionary spending. As of March 31, 2009, L&W Supply operated 198 centers.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/5
Worldwide Ceilings
USG’s Worldwide Ceilings business reported first quarter 2009 net sales of $171 million compared to 2008 first quarter net sales of $211 million, a decline of 19 percent. Operating profit in the first quarter of 2009 was $18 million compared to $24 million in the first quarter of 2008.
USG’s domestic ceilings business, USG Interiors, Inc., reported first quarter 2009 net sales of $118 million, a decline of $17 million compared with last year’s first quarter. USG Interiors’ first quarter 2009 operating profit of $15 million compared to $17 million in the first quarter of 2008. These results reflect lower shipments of ceiling tile and grid products partially offset by higher selling prices and lower selling and administrative expenses.
USG International reported net sales and operating profit of $52 million and $1 million, respectively, in the first quarter of 2009. This compares with net sales of $73 million and an operating profit of $4 million for the same period a year ago. The lower sales and profitability were largely due to decreased demand for ceiling grid and joint compound in Europe and gypsum products in Latin America and the unfavorable effects of currency translation resulting from a stronger U.S. dollar.
The ceilings division of CGC Inc. reported net sales of $13 million and an operating profit of $2 million in the first quarter of 2009. These results compare with net sales of $15 million and operating profit of $3 million for the same period a year ago.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/6
Other Consolidated Information
The corporation’s consolidated first quarter 2009 results included $10 million ($7 million after-tax, or $0.07 per diluted share) in restructuring and long-lived asset impairment charges. First quarter 2008 results included restructuring charges of $4 million, or $2 million ($0.02 per share) on an after-tax basis. First quarter 2009 results also included $10 million of other income, net, reflecting the reversal of the remaining $10 million of embedded derivative liability related to the corporation’s $400 million of 10 percent contingent convertible senior notes as a result of approval of the conversion feature of the notes by the corporation’s stockholders in February. Other income, net, was $1 million in the first quarter of 2008.
First quarter 2009 selling and administrative expenses totaled $80 million. This was a decrease of $22 million, or 22 percent, compared to the first quarter of 2008 and reflects the benefit of cost reduction actions taken during 2008. As a percent of net sales, selling and administrative expenses were 9.3 percent in the first quarter of 2009, up slightly from 8.8 percent in the comparable 2008 period, reflecting the 26 percent decline in sales year-over-year.
Interest expense was $42 million for the first quarter of 2009 compared with $17 million for the first quarter of 2008. First quarter 2009 interest expense was higher due to a higher level of borrowings as well as a pretax charge of $7 million to write off deferred financing fees primarily related to amendment and restatement of the corporation’s revolving credit facility in January 2009.
The effective tax rate for the first quarter of 2009 was 43.6 percent compared to 44.1 percent for the same period a year ago.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/7
As of March 31, 2009, USG had $223 million of cash and cash equivalents on a consolidated basis. This compared with $471 million reported as of December 31, 2008. The reduction in cash since year-end was primarily attributable to the use of $190 million of cash to repay all outstanding borrowings under the corporation’s revolving credit facility in connection with its amendment and restatement in January. Cash interest for the quarter was $27 million and capital expenditures totaled $16 million compared to capital spending of $105 million in the first quarter of 2008. Another $21 million was used to provide cash collateral to derivative counterparties as a part of the corporation’s hedging activities. Total debt amounted to $1.645 billion as of March 31, 2009 compared to $1.836 billion as of December 31, 2008.
A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 24297438. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until May 1, 2009. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 24297438.
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USG REPORTS 2009 FIRST QUARTER EARNINGS/8
USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, L&W Supply Corporation and USG Interiors, Inc. subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; capital markets conditions, the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2009	2008

Net sales	$864	$1,165

Cost of products sold	816	1,119

Gross profit	48	46

Selling and administrative expenses	80	102

Restructuring and long-lived asset impairment charges	10	4

Operating loss	(42)	(60)

Interest expense	42	17

Interest income	—	(2)

Other income, net	(10)	(1)

Loss before income taxes	(74)	(74)

Income tax benefit	(32)	(33)

Net loss	$(42)	$(41)

Basic loss per common share:	$(0.42)	$(0.42)
Diluted loss per common share:	(0.42)	(0.42)

Average common shares	99,190,830	99,057,624
Average diluted common shares	99,190,830	99,057,624

Other Information:
Depreciation, depletion and amortization	$56	$44
Capital expenditures	16	105
First quarter 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method of inventory accounting to the average cost method.
Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2009	2008
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$403	$514
CGC Inc. (gypsum)	61	84
USG Mexico S.A. de C.V.	35	47
Other *	10	16
Eliminations	(31)	(43)

Total	478	618

Building Products Distribution:
L&W Supply Corporation	353	490

Worldwide Ceilings:
USG Interiors, Inc.	118	135
USG International	52	73
CGC Inc. (ceilings)	13	15
Eliminations	(12)	(12)

Total	171	211

Eliminations	(138)	(154)

Total net sales	$864	$1,165

Operating Profit (Loss):

North American Gypsum:
U.S. Gypsum Company	$(21)	$(62)
CGC Inc. (gypsum)	(1)	4
USG Mexico S.A. de C.V.	2	4
Other *	(1)	(1)

Total	(21)	(55)

Building Products Distribution:
L&W Supply Corporation	(10)	—

Worldwide Ceilings:
USG Interiors, Inc.	15	17
USG International	1	4
CGC Inc. (ceilings)	2	3

Total	18	24

Eliminations	(1)	1
Corporate	(28)	(30)

Total operating loss	$(42)	$(60)

First quarter 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method of inventory accounting to the average cost method.

*	Includes a shipping company in Bermuda and a mining operation in Nova Scotia, Canada.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$223	$471
Restricted cash	1	1
Receivables (net of reserves — $14 and $15)	487	467
Inventories	375	404
Income taxes receivable	12	15
Deferred income taxes	70	68
Other current assets	99	68

Total current assets	1,267	1,494

Property, plant and equipment (net of accumulated depreciation and depletion — $1,373 and $1,368)	2,485	2,562
Deferred income taxes	413	374
Goodwill	12	12
Other assets	269	277

Total Assets	$4,446	$4,719

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$227	$220
Accrued expenses	285	338
Short-term debt	—	190
Current portion of long-term debt	4	4
Income taxes payable	6	4

Total current liabilities	522	756

Long-term debt	1,641	1,642
Deferred income taxes	6	7
Other liabilities	786	764
Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	10
Treasury stock	(197)	(199)
Capital received in excess of par value	2,633	2,625
Accumulated other comprehensive loss	(254)	(227)
Retained earnings (deficit)	(701)	(659)

Total stockholders’ equity	1,491	1,550

Total Liabilities and Stockholders’ Equity	$4,446	$4,719